ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

090401

Filed in the office of	Document Number
Ross Miller	20110689269-64
Secretary of State	Filing Date and Time: 09/23/2011 12:28 PM
State of Nevada	Entity Number: E0521462010-0

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

SKM MEDIA CORP.

2. Description of the original document for which correction is being made:

Certificate of Amendment to the Articles of Incorporation filed August 25, 2011.

3. Filing date of the original document for which correction is being made: August 25, 2011

4. Description of the inaccuracy or defect.

Exhibit A of the Certificate of Amendment incorrectly stated that each 1.5 shares of Common Stock, issued and outstanding or held by the Corporation, automatically and without any action on the part of the respective holders thereof, shall be converted and combined into one share of Common Stock.

5. Correction of the inaccuracy or defect.

The second paragraph of Exhibit A of the Certificate of Amendment should read:

Effective as of the filing date of this correction, each 3 shares of Common Stock, issued and outstanding or held by the Corporation, automatically and without any action on the part of the respective holders thereof, shall be converted and combined into one share of Common Stock. No fractional shares shall be issued as a result thereof. In lieu of issuing fractional shares, any fractional share resulting from the combination shall be rounded up to the next whole integer. (See Schedule I)

6. Signature:

X [signature]

Authorized Signature	Title *	Date
	Chief Executive Officer	September 21, 2010

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members: a limited partnership or limited-liability limited partnership, by a general partner: a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.